Exhibit 2.4

March 31, 2021

BTO Urban Holdings L.L.C.

BTO Urban Holdings II L.P.

Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

1. Reference is made to (1) the Transaction Agreement (the “Transaction Agreement”), dated as of October 12, 2020, by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Replay”); Finance of America Equity Capital LLC, a Delaware limited liability company (“FoA”); Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (the “Company”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 thereof (the “Seller Representative”) and (2) the Stockholders Agreement, dated as of April 1, 2021, among the Company and the other parties thereto (the “Stockholders Agreement”). Unless otherwise defined herein, capitalized terms used shall have the same meaning as set forth in the Stockholders Agreement.

2. In connection with the closing of the Transaction Agreement and the consummation of the Pre-Closing Reorganization (as defined in the Transaction Agreement), UFG Global LLC will liquidate and distribute LLC Units to its members, and Family Holdings, TMO, BTO Urban and ESC hereby agree that the number of LLC Units to be received by each of them and the other members of UFG Global LLC in such liquidating distribution shall be as set forth on Exhibit A hereto (and, for reference, the number of LLC Units held by each of them other than BTO Urban and ESC immediately following the consummation of the Transactions (as defined in the Transaction Agreement) is also set forth on Exhibit A).

3. During the Restricted Period (as defined below) and except as set forth in Paragraphs four, five and six, the parties hereto hereby agree that no BL Investor shall Transfer any of such BL Investor’s Covered Shares (other than Excluded Shares); provided, however, that the foregoing Transfer restrictions shall not prohibit (a) any Transfer by a BL Investor to a Permitted Transferee pursuant to the second sentence of Section 4.3 of the Stockholders Agreement so long as such Permitted Transferee agrees to be bound by this letter agreement or (b) subject to Section 4.3 of the Stockholders Agreement, a BL Investor from hypothecating, pledging, encumbering or granting a security interest in any Covered Shares (a “Pledge”) so long as the Person to which such Pledge is made agrees to be bound by this agreement in the event of a foreclosure upon such Covered Shares (“Excluded BL Transfers”).

4. Following the Participation Time and subject to the limitations in Paragraph five, the BL Investors shall be permitted at any time (and from time to time) to Transfer up to an aggregate number of Covered Shares equal to (x) the Basket less (y) the cumulative number of Covered Shares Transferred by the BL Investors (excluding Excluded BL Transfers and the Additional Permitted Sales Amount), in each case as defined below.

a.

“Participation Time” means such time as the Blackstone Investors have Transferred (excluding the Excluded Blackstone Transfers and including, for clarity, any Transfer of Covered Shares to third-party fund investors, limited partners or any continuation or similar fund or partnership or other investment vehicle whether or not Controlled by or Affiliated with Blackstone Investors) an aggregate of at least 20 million shares of Class A Common Stock and/or LLC Units (subject to equitable adjustments for any stock splits, reclassifications or similar modifications to the LLC Units or Class A Common Stock or any adjustments to the Exchange Rate pursuant to the Exchange Agreement (as defined in the Transaction Agreement), and it being understood that (x) an exchange of an LLC Unit for a share of Class A Common Stock shall not constitute a Transfer and (y) the settlement of a liability pursuant to the LTIP Award Settlement Agreement, dated as of October 12, 2020, by and among the Company, FoA, the Initial Unitholders (as defined therein) and the Blocker Shareholders (as defined therein) (the “LTIP Award Settlement Agreement”) (the Transfers described in clauses (x) and (y), “Excluded Transfers”) shall not constitute a Transfer for purposes of determining the Participation Time, even if LLC Units or shares of Class A Common Stock are transferred to settle such liability), regardless of how Transferred.

b.

“Basket” means a cumulative number of shares equal to one-third of the Covered Shares Transferred or, in the case of an underwritten public offering, to be Transferred, directly or indirectly by the Blackstone Investors from and after the Participation Time (excluding the Excluded Blackstone Transfers and including, for clarity, any Transfer of Covered Shares to third-party fund investors, limited partners or any continuation or similar fund or partnership or other investment vehicle whether or not Controlled by or Affiliated with Blackstone Investors). For the avoidance of doubt, if an offering or other Transfer would trigger the Participation Time, the number of shares allocated to the Basket with respect to such offering or Transfer shall be one-third of the portion of the Covered Shares to be Transferred by the Blackstone Investors in such offering or Transfer that exceeds the amount that triggers the Participation Time.

c.

“Excluded Blackstone Transfers” means (w) any Pledge of Covered Shares, unless and until the Person to which such Pledge is made forecloses upon such Covered Shares, in which case, the transfer upon such foreclosure shall be a Transfer for purposes of this letter agreement, (x) Transfers of Covered Shares among the Blackstone Investors, (y) indirect Transfers of the equity interests of the Blackstone Investors (A) among their direct or indirect equityholders solely to the extent to which such Transfers do not directly or indirectly change the ultimate economic interest in such Covered Shares as of the date hereof or (B) by third-party limited partners and (z) Excluded Transfers.

5. Notwithstanding anything to the contrary in the Registration Rights Agreement, (a) in (i) any underwritten public offering initiated by the Blackstone Investors, (ii) any underwritten public offering initiated by the Company in which the Blackstone Investors are participating pursuant to Section 2.2 or 2.4 of the Registration Rights Agreement or (iii) any underwritten public offering initiated by the BL Investors in which the Blackstone Investors are participating pursuant to Section 2.2 or 2.4 of the Registration Rights Agreement, the BL Investors shall be entitled to sell up to the number of shares of Class A Common Stock equal to the lesser of (A) the sum of (1) the Basket and (2) the Additional Permitted Sale Amount (such sum, the “Eligible Amount”) and (B) the amount the BL Investors would have been permitted to sell under the Registration Rights Agreement absent this letter agreement, and (b) the BL Investors shall not demand or initiate any underwritten public offering pursuant to the Registration Right Agreement unless (i) at the time such offering is demanded or initiated, the Eligible Amount is greater than zero and (ii) the amount to be sold in such offering does not exceed the Eligible Amount.

6. Notwithstanding anything to the contrary herein, the BL Investors shall be permitted at any time (and from time to time) to Transfer Covered Shares (the “Additional Permitted Sale Amount”) to the extent necessary to (a) satisfy the BL Investors’ obligations under the LTIP Award Settlement Agreement or (b) pay any liability arising out of the BL Investors’ direct or indirect ownership of LLC Units or Class A Common Stock imposed by a Governmental Authority (excluding any tax liability constituting capital gains or other taxes arising out of the BL Investors’ Transfer of Covered Shares, which are intended to be satisfied by the proceeds of such Transfer, other than in the case of Transfers pursuant to clauses (a) or (b) of this paragraph six) to the extent sufficient cash is not received by such BL Investor from the Company to promptly satisfy such liability.

7. Within ten Business Days after the end of each calendar quarter, the Blackstone Investors shall provide to the BL Investors in writing a report showing their calculation of the Basket as of the end of such quarter, together with reasonable supporting detail. In addition, at the request of a BL Investor, within five Business Days after any Transfer of Covered Shares by the Blackstone Investors (other than a Transfer in an underwritten public offering or a Transfer that would not change the Basket), the Blackstone Investors shall provide to the BL Investors in writing a report of such Transfer of Covered Shares.

8. Each of the undersigned acknowledge and agree that this letter agreement shall be binding upon their respective successors and assigns and may not be amended without the written consent of each of the undersigned. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York. Paragraphs three, four, five, six, seven and ten shall terminate in their entirety and shall cease to have any force or effect on the earliest of (a) April 1, 2027, (b) the date on which the Blackstone Investors have sold an aggregate number of Covered Shares equal to the number of Covered Shares acquired by the Blackstone Investors on the Closing Date (subject to equitable adjustments for any stock splits, reclassifications or similar modifications to the LLC Units or Class A Common Stock or any adjustments to the Exchange Rate pursuant to the Exchange Agreement) (the “Closing Date Blackstone Shares”) and (c) if the BL Investors make a Qualifying Offer (as defined below) on or after October 1, 2023, (i) if the Qualifying Offer is accepted within the three Business Days after the making of such Qualifying Offer, the date on which such Qualifying Offer is consummated and (ii) if the Qualifying Offer is rejected or not accepted within the three Business Days after the making of such Qualifying Offer, the date that is the fourth Business Day after the making of such Qualifying Offer (the period between the date of this letter agreement and the earliest occurrence of an event described in clauses (a) through (c), the “Restricted Period”); provided, no such termination shall affect a party’s liability for any breaches thereof prior to the date of termination. A “Qualifying Offer” means an irrevocable bona fide offer by the BL Investors in the form attached hereto as Exhibit B to purchase all of the Closing Date Blackstone Shares then held by the Blackstone Investors that is (1) fully financed and not subject to any financing or other contingency other than the transfer of valid title, free and clear of all liens (other than those arising under federal or state securities laws), (2) at a price not less than the greatest of (A) $10.00, (B) the highest closing price of the Class A Common Stock in the prior 10-trading-day period, (C) the average closing price of the Class A Common Stock in the prior 50-trading-day period and (D) the average closing price of the Class A Common Stock in the prior 200-trading-day period (in each case, subject to equitable adjustments for any stock splits, reclassifications or similar modifications to the Class A Common Stock), and (3) made at a time when the BL Investors would be permitted to buy or sell Covered Securities under applicable securities laws. To the extent a Qualifying Offer is accepted by the Blackstone Investors, the BL Investors and the Blackstone Investors shall cooperate to consummate the Qualifying Offer as promptly as practicable.

9. For purposes of this letter agreement, (a) “BL Investor” shall include its Permitted Transferees and (b) “BL Investor” and “Blackstone Investor” shall exclude their respective Transferees that become a party to the Stockholders Agreement in accordance with Section 5.5 thereof.

10. Each of the Blackstone Investors (including their Permitted Transferees) and the BL Investors (including their Permitted Transferees) hereby waive any and all rights pursuant to the second sentence of Section 4.1 of the Stockholders Agreement with respect to Transfers by the BL Investors and the Blackstone Investors, respectively, that are permitted pursuant to this letter agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

LIBMAN FAMILY HOLDINGS LLC

/s/ Brian Libman
Name:	Brian Libman
Title:	Manager

THE MORTGAGE OPPORTUNITY GROUP LLC

/s/ Brian Libman
Name:	Brian Libman
Title:	Manager

[Signature Page to Side Letter Agreement]

Acknowledged and Agreed

BTO URBAN HOLDINGS L.L.C.

/s/ Menes Chee
Name:	Menes Chee
Title:	Authorized Person

BTO URBAN HOLDINGS II L.P.

By:	Blackstone Tactical Opportunities Associates – NQ L.L.C., its general partner

By:	BTOA – NQ L.L.C., its sole member

/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P.

By:	BTO – NQ SIDE-BY-SIDE GP L.L.C., its general partner

/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

[Signature Page to Side Letter Agreement]

Exhibit A

LLC Units to be Received in Liquidating Distribution

Member	Units Received in Liquidating Distribution of UFG Global LLC	Units Held Following Consummation of Transactions
BTO Urban Holdings L.L.C.	96,970,849
Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P.	387,188
Libman Family Holdings LLC	84,726,502	73,033,375
The Mortgage Opportunity Group LLC	2,418,815	1,941,876
L and TF, LLC	329,984	264,918
UFG Management Holdings LLC	4,496,752	3,610,088
Joe Cayre	1,869,910	1,501,203

Exhibit B

Notice of Qualifying Offer

VIA FEDEX AND EMAIL1

BTO Urban Holdings L.L.C.

BTO Urban Holdings II L.P.

Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

[            ], 202[    ]

Reference is made to that certain letter agreement, dated March 31, 2021 (the “Agreement”), by and among Libman Family Holdings LLC, The Mortgage Opportunity Group LLC, BTO Urban Holdings L.L.C., BTO Urban Holdings II L.P. and Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P. Capitalized terms used but not defined in this notice shall have the meanings assigned to them in the Agreement.

Pursuant to paragraph 8 of the Agreement, the BL Investors hereby irrevocably offer to purchase all of the Closing Date Blackstone Shares then held by the Blackstone Investors (the “Subject Shares”) at a price of $[            ] per Covered Share. In making this offer, the BL Investors represent and warrant to the Blackstone Investors:

1.

The BL Investors are entities duly organized and validly existing and have all corporate or other authority to, and all requisite action has been taken for the BL Investors to, make this Qualifying Offer and, if accepted, consummate this Qualifying Offer.

2.

The BL Investors have sufficient cash on hand or other sources of immediately available funds to enable it to purchase all of the Subject Shares. To the extent any financing is required by the BL Investors, the BL Investors have included evidence of the availability of such financing with this notice.

If the Blackstone Investors do not respond to this offer within the three Business Days following the delivery of this notice, this offer shall expire and be of no force or effect.

[BL INVESTORS]

[1]	Note: To be sent in accordance with the notice provisions of Section 5.2 of the Stockholders Agreement.

The Blackstone Investors hereby:

☐

ACCEPT the Qualifying Offer irrevocably. The number of Subject Shares is [        ], which results in an aggregate purchase price of $[        ]. In accepting the Qualifying Offer, the Blackstone Investors represent and warrant to the BL Investors:

1.

The BX Investors are entities duly organized and validly existing and have all corporate or other authority to, and all requisite action has been taken for the BX Investors to accept and consummate this Qualifying Offer.

2.

The BX Investors has good and marketable title to all of the Subject Shares, free and clear of all liens (other than liens arising under federal or state securities laws), and has the power to sell, assign, transfer, convey and deliver the Subject Shares to the BL Investors in accordance with the terms of this Qualifying Offer and the Agreement, free and clear of all liens.

☐	REJECT the Qualifying Offer irrevocably.

[BLACKSTONE INVESTORS]